STOCK OPTION AGREEMENT

                  THIS STOCK OPTION AGREEMENT (this "Agreement") dated April 28, 1996, is by and between HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO") for Hudson United Bank (the "Bank"), and Hometown Bancorporation, Inc., a Delaware corporation and registered bank holding company ("HBI") for The Bank of Darien ("Darien").

                                   BACKGROUND

                  1. HUBCO, the Bank, HBI and Darien have executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which HUBCO will acquire HBI through a merger of HBI with and into HUBCO (the "Merger").

                  2. As an inducement to HUBCO to enter into the Merger Agreement and in consideration for such entry, HBI desires to grant to HUBCO an option to purchase authorized but unissued shares of common stock of HBI in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUBCO and HBI, intending to be legally bound hereby, agree:

                  1. GRANT OF OPTION. HBI hereby grants to HUBCO the option to purchase 435,000 shares of common stock, $1.00 par value (the "Common Stock") of HBI at an exercise price of $13.75 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. EXERCISE OF OPTION. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event, HUBCO may exercise the Option, in whole or in part, at any time or from time to time until the termination of this Agreement in accordance with Section 19 and in accordance with the terms and conditions hereof.

                  As used in this Agreement, the term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO, without HUBCO's prior written consent:

                           a.  acquires beneficial ownership (as such term is
defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

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                           b.  enters into a letter of intent or an agreement,
whether oral or written, with HBI pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with HBI, (ii) acquire all or a significant portion of the assets or liabilities of HBI, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of Common Stock;

                           c.  makes a filing with any bank regulatory
authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of HBI or any other business combination involving HBI, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of HBI called to vote on the Merger and HBI stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose;

                           d.  makes a bona fide Proposal and thereafter, but
before such Proposal has been Publicly Withdrawn, HBI willfully takes any action in any manner which would materially interfere with its desire or ability to consummate the Merger or materially reduce the value of the Merger transaction to HUBCO; or

                           e.  which is the holder of more than 5% of the
Common Stock solicits proxies in opposition to approval of the Merger.

                  The term "Triggering Event" also means the taking of any direct or indirect action by HBI or any of its directors, officers or agents to invite or solicit any proposal which has as its purpose a tender offer for the shares of HBI Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of HBI, or a sale of shares of HBI Common Stock or 25% or more of the assets or liabilities of HBI.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over HBI or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.

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                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for HBI to issue the shares of Common Stock subject to the Option (as such number of shares may be adjusted pursuant to Section 5 hereof, the "Option Shares") or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  HBI shall notify HUBCO promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by HBI shall not be a condition to the right of HUBCO to exercise the Option. HBI will not take any action which would have the effect of preventing or disabling HBI from delivering the Option Shares to HUBCO upon exercise of the Option or otherwise performing its obligations under this Agreement.

                  In the event HUBCO wishes to exercise the Option, HUBCO shall send a written notice to HBI (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder (a) HUBCO will make payment to HBI of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by HBI, (b) HBI will deliver to HUBCO a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through HBI, registered in the name of HUBCO or its designee, in such denominations as were specified by HUBCO in its notice of exercise and bearing a legend as set forth below, and (c) HUBCO shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  Unless a registration statement is filed and declared effective under Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                           The shares of stock evidenced by this certificate
                  have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be

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                  sold, transferred or otherwise disposed of unless a
                  registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Hometown Bancorporation, Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

                  4. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, HBI shall prepare and file a registration statement with the Securities and Exchange Commission, covering the Option and such number of Option Shares as HUBCO shall specify in its request, and HBI shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that HUBCO shall in no event have the right to have more than one such registration statement become effective.

                  In connection with such filing, HBI shall use its best efforts to cause to be delivered to HUBCO such certificates, opinions, accountant's letters and other documents as HUBCO shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by HBI in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for HBI and blue sky fees and expenses shall be paid by HUBCO. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUBCO and any other expenses incurred by HUBCO in connection with such registration shall be borne by HUBCO. In connection with such filing, HBI shall indemnify and hold harmless HUBCO against any losses, claims, damages or liabilities, joint or several, to which HUBCO may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to HBI or alleged untrue statement with respect to HBI of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to HBI required to be stated therein or necessary to make the statements therein with respect to HBI not misleading; and HBI will reimburse HUBCO for any legal or other expense reasonably incurred by HUBCO in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that HBI will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUBCO specifically for use in the preparation thereof. HUBCO will indemnify and hold harmless HBI to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUBCO for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and HUBCO will reimburse HBI for any legal or other expense reasonably incurred by HBI in connection with investigating or defending any such loss, claim, damage, liability or action.

                  5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  Subject to the last sentence of this paragraph, in the event
(i) any capital reorganization or reclassification of the Common Stock, or (ii) any consolidation, merger or similar transaction of HBI with another entity, or
(iii) any sale of all or substantially all of the assets of HBI, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option. Notwithstanding the foregoing, if the holder hereof is given reasonable notice and opportunity to exercise this Option and receive the Option Shares prior to any merger of HBI, then the holder's rights with respect to this Option shall be limited to such right to exercise the Option and receive the Option Shares prior to the merger and it shall not required as a condition to the merger that provision be made to convert this into an option to acquire the consideration payable or issuable in the merger.

                  6. FILINGS AND CONSENTS. Each of HUBCO and HBI will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUBCO is the holder hereof, approval of the Board of Governors of the Federal Reserve System, and HBI agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. REPRESENTATIONS AND WARRANTIES OF HBI. HBI hereby represents and warrants to HUBCO as follows:

                           a.  DUE AUTHORIZATION.  HBI has full corporate power
and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by HBI.

                           b.  AUTHORIZED SHARES.  HBI has taken and, as long
as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance the Option Shares.

                           c.  NO CONFLICTS.  Neither the execution and
delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of HBI or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to HBI.

                  8. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUBCO shall have the right to seek money damages against HBI for a breach of this Agreement.

                  9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. ASSIGNMENT OR TRANSFER. HUBCO may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of HUBCO. HUBCO represents that it is acquiring the Option for HUBCO's own account and not with a view to or for sale in connection with any distribution of the Option. HUBCO is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

                  11. AMENDMENT OF AGREEMENT. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                           If to HUBCO, to:

                           HUBCO, Inc.
                           1000 MacArthur Blvd.
                           Mahwah, New Jersey 07430
                           Attn.:  Kenneth T. Neilson, President
                           and Chief Executive Officer

                           Copy to:

                           1000 MacArthur Blvd.
                           Mahwah, New Jersey 07430
                           Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                           And copy to:

                           Pitney, Hardin, Kipp & Szuch
                           (Delivery) 200 Campus Drive
                           Florham Park, New Jersey
                           (Mail) P.O. Box 1945
                           Morristown, New Jersey 07962-1945
                           Attn.: Michael W. Zelenty, Esq.

                           If to HBI, to:

                           Hometown Bancorporation, Inc.
                           20 West Avenue
                           Darien, Connecticut  06820-0513
                           Attn.:  Kevin E. Gage, President
                           and Chief Executive Officer

                           Copy to:

                           Donovan Leisure Newton & Irvine
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attn.: Peter G. Smith, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New
Jersey.

                  15. CAPTIONS. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

                  17. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting HUBCO to assign its rights and obligations hereunder only to an affiliate of HUBCO.

                  18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. TERMINATION. This Agreement shall terminate upon either (i) the termination of the Merger Agreement as provided therein or (ii) the consummation of the transactions contemplated by the Merger Agreement; provided, that if termination of the

Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement shall not terminate until 18 months after the later of the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                  20. EFFECTIVENESS AND TERMINATION FEE. Solely for the purposes of the Connecticut Banking Laws, Section 36a-184, this Agreement shall not be considered effective until and unless it is submitted to and approved by the Commissioner of the Connecticut Department of Banking (the "Commissioner"). HBI shall pay Earth a termination fee of $3,000,000 (the "Termination Fee"), forthwith on demand, in lieu of all its other rights hereunder, if each of the following conditions are met: (a) the Option never becomes effective due to a failure by the Commissioner to make a determination that the Option may be exercised, after a request for approval by Earth to do so is submitted by Earth to the Commissioner, and either the Commissioner makes a determination that the Option may not be exercised or a period of five months elapses from the date the request is submitted by Earth; (b) a Triggering Event has occurred, which would allow Earth to exercise the Option; and (c) HBI is merged or acquired by another financial institution within 18 months following the Triggering Event. In the event that Earth is due the Termination Fee hereunder and HBI fails to pay such Fee on demand by Earth, HBI shall in addition reimburse Earth for the legal fees and expenses incurred by Earth in seeking to enforce and in collecting the Termination Fee.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.


                                              HOMETOWN BANCORPORATION, INC.


                                              By:___________________________



                                              HUBCO, INC.


                                              By:___________________________